Exhibit 99.1

                                                     [Servotronics, Inc. Letterhead]
1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

May 13, 2013
SERVOTRONICS, INC. ANNOUNCES
1ST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2013

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) reported net income of $177,000 (or $0.08 per share Basic and Diluted) for the first quarter ended March 31, 2013 as compared to net income of $63,000 (or $0.03 per share Basic and Diluted) for the comparable period ended March 31, 2012.

The Company attributes the increase in net income primarily to the previously reported strategic focus on core competencies that led to the 2012 sale of substantially all of the assets of Queen Cutlery Company, a wholly owned subsidiary of Servotronics as well as the cessation of operations and shutdown of Aero Metal Products, Inc., also a wholly owned subsidiary of the Company. Servotronics continues to strategically position itself through the design and development of new products for new applications/programs across a multiple of industries.

Revenue from continuing operations for the first quarter ended March 31, 2013 was $7,342,000 compared to revenue from continuing operations of $8,067,000 for the comparable period ended March 31, 2012.  The decrease in revenue is primarily attributable to a decrease in Government sales at the Consumer Products Group (CPG) that was not fully offset by increased commercial sales at both the CPG and the Company’s Advanced Technology Group (ATG).  Government procurements are expected to continue to be volatile and result in significant variances from period to period and as such; the CPG is investing in, and focusing on, a realignment of commercial and Government applications.  Such realignment is not expected to be realized immediately.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT